UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 25, 2015

CDW CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35985	26-0273989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 N. Milwaukee Avenue Vernon Hills, Illinois	60061
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 465-6000

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2015, the board of directors of CDW Corporation (the "Company") expanded the size of the Company's board of directors from ten to eleven members and appointed James A. Bell as a Class II director. As a Class II director, Mr. Bell will stand for re-election when his initial term expires at the Company's annual meeting of stockholders on May 13, 2015. The Company's board of directors expects to appoint Mr. Bell to serve on the nominating and corporate governance committee and the audit committee later this year.

Consistent with the Company's non-employee director compensation policy, Mr. Bell will receive an annual cash retainer of $75,000 paid quarterly in arrears and an annual equity grant of restricted stock units in an amount equal to $125,000 subject to a one-year time-based vesting schedule. Mr. Bell's annual cash retainer and annual equity grant will be prorated in 2015 based upon board service. In connection with his appointment, Mr. Bell and the Company will enter into the Company's standard indemnification agreement, the form of which was filed with the Securities and Exchange Commission as Exhibit 10.32 with the Company's Amendment No. 2 to Form S-1 filed on June 14, 2013 (Reg. No. 333-187472).

There are no arrangements or understandings between Mr. Bell and any other person pursuant to which Mr. Bell was appointed as a director, and there are no transactions between Mr. Bell and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Bell is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated March 25, 2015, announcing the appointment of Mr. Bell.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2015	CDW CORPORATION (Registrant)
	By:	/s/ CHRISTINE A. LEAHY Christine A. Leahy Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 25, 2015, announcing the appointment of Mr. Bell.